Exhibit 99.1

Ingles Markets, Incorporated Reports Higher Net Income for Second Quarter and First Half of Fiscal 2015

ASHEVILLE, N.C.--(BUSINESS WIRE)--May 11, 2015--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported higher net income for the three and six months ended March 28, 2015 compared with the three and six months ended March 29, 2014. Net income rose 36.8% and totaled $14.3 million for the quarter ended March 28, 2015. For the six months ended March 28, 2015 net income rose 46.8% and totaled $29.3 million. Second quarter fiscal 2015 sales (excluding gasoline sales) increased 1.0% to $810.9 million. Comparable store sales (excluding gasoline) increased 1.2%. Second quarter fiscal 2015 total sales, including gasoline decreased 3.4% from last year’s second quarter sales to $915.3 million. Per gallon gasoline prices were significantly lower in fiscal 2015 compared with the same periods of last year, resulting in lower sales. Comparing the three and six month periods of fiscal 2015 with the same periods of fiscal 2014, gasoline gallons sold increased while the average price per gallon decreased 34.8% and 24.1%, respectively.

Robert P. Ingle II, Chief Executive Officer, stated, “We will continue to add products and amenities that appeal to our customers. Our first half results reflect that, as well as the hard work of our associates.”

Second Quarter Results

Second quarter fiscal 2015 sales (excluding gas) increased 1.0% to $810.9 million, an increase of $8.1 million from last year’s non-gas second quarter sales. Comparable store sales (excluding gasoline) increased 1.2%.

Gross profit for the March 2015 quarter increased 6.1% to $218.7 million, compared with $206.1 million for the second quarter of last fiscal year. Gross profit, as a percentage of sales, was 23.9% for the March 2015 quarter compared with 21.7% for the March 2014 quarter.

Operating and administrative expenses for the March 2015 quarter totaled $185.6 million, an increase of $7.2 million, or 4.0% over the March 2014 quarter. The dollar growth in operating expenses was primarily in payroll and self-insurance claims.

Interest expense totaled $11.6 million for the three-month period ended March 28, 2015 and $11.7 million for the three-month period ended March 29, 2014. Total debt at the end of March 2015 was $928.5 million compared with $911.1 million at the end of March 2014.

Net income rose to $14.3 million for the three-month period ended March 28, 2015, compared with $10.5 million for the three-month period ended March 29, 2014. Net income, as a percentage of sales, increased to 1.6% for the quarter ended March 28, 2015, compared with 1.1% for the quarter ended March 29, 2014. Basic and diluted earnings per share for Class A Common Stock were $0.72 and $0.71, respectively, for the quarter ended March 28, 2015, compared with $0.47 and $0.46, respectively, for the quarter ended March 29, 2014. Basic and diluted earnings per share for Class B Common Stock were each $0.66 for the quarter ended March 28, 2015, compared with $0.43 of basic and diluted earnings per share for the quarter ended March 29, 2014.

First Half Results

First half fiscal 2015 sales (excluding gas) increased 2.0% to $1.64 billion, an increase of $32.3 million over last year’s first half non-gas sales. Comparable store sales (excluding gasoline) increased 1.8%. Six-month total fiscal 2015 sales including gasoline decreased 0.7% from last year’s first half sales to $1.88 billion.

Gross profit for the six months ended March 28, 2015, totaled $443.1 million compared with $409.6 million for the first six months of last fiscal year. Gross profit, as a percentage of sales, was 23.6% for the March 2015 six-month period compared with 21.6% for the March 2014 six-month period.

Operating and administrative expenses increased $16.7 million, or 4.7%, to $372.5 million for the six months ended March 28, 2015, from $355.8 million for the six months ended March 29, 2014. As with the second quarter’s results, expense increases occurred in payroll, insurance and other store base expenses.

Interest expense totaled $23.6 million for the six-month period ended March 28, 2015, compared with $23.5 million for the six-month period ended March 29, 2014. Total debt was reduced $8.7 million during the first six months of fiscal year 2015.

Net income totaled $29.3 million for the six-month period ended March 28, 2015, compared with $20.0 million for the six-month period ended March 29, 2014. Net income, as a percentage of sales, was 1.6% for the six months ended March 28, 2015, compared with 1.1% for the six months ended March 29, 2014. Basic and diluted earnings per share for Class A Common Stock were $1.49 and $1.45, respectively, for the six months ended March 28, 2015, compared with $0.91 and $0.88, respectively, for the six months ended March 29, 2014. Basic and diluted earnings per share for Class B Common Stock were each $1.36 for the six months ended March 28, 2015, compared with $0.83 of basic and diluted earnings per share for the six months ended March 29, 2014.

Capital expenditures for the March 2015 six-month period totaled $44.3 million, compared with $51.8 million for the March 2014 six-month period. Capital expenditures for the entire fiscal year are expected to be approximately $100 million to $140 million.

The Company currently has lines of credit totaling $175.0 million, of which $135.0 million is currently available. The Company believes its financial resources, including these lines of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2014 Form 10-K and 2015 Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 202 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Company supermarkets and unaffiliated customers. The Company’s Class A Common Stock is traded on The NASDAQ Stock Market’s Global Select Market under the symbol IMKTA. For more information, visit Ingles’ website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	March 28,	March 29,	March 28,	March 29,
	2015	2014	2015	2014

Net sales	$915,335	$947,761	$1,879,832	$1,892,885
Gross profit	218,691	206,124	443,084	409,630
Operating and administrative expenses	185,578	178,403	372,557	355,833
Gain from sale or disposal of assets	521	84	639	208
Income from operations	33,634	27,805	71,166	54,005
Other income, net	564	738	1,127	1,578
Interest expense	11,578	11,699	23,601	23,481
Income taxes	8,318	6,389	19,351	12,114
Net income	$14,302	$10,455	$29,341	$19,988

Basic earnings per common share – Class A	$0.72	$0.47	$1.49	$0.91
Diluted earnings per common share – Class A	$0.71	$0.46	$1.45	$0.88
Basic earnings per common share – Class B	$0.66	$0.43	$1.36	$0.83
Diluted earnings per common share – Class B	$0.66	$0.43	$1.36	$0.83

Additional selected information:
Depreciation and amortization expense	$25,600	$24,189	$50,899	$48,114
Rent expense	$3,617	$3,656	$6,944	$7,227

Condensed Consolidated Balance Sheets (Unaudited)

	March 28,	September 27,
	2015	2014
ASSETS
Cash and cash equivalents	$8,684	$8,614
Receivables-net	64,368	60,991
Inventories	337,056	329,524
Other current assets	15,287	14,789
Property and equipment-net	1,208,454	1,218,607
Other assets	24,391	24,427
TOTAL ASSETS	$1,658,240	$1,656,952

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$13,940	$12,488
Accounts payable, accrued expenses and current portion of other long-term liabilities	218,021	238,259
Deferred income taxes	73,865	70,040
Long-term debt	914,597	924,772
Other long-term liabilities	32,360	28,790
Total Liabilities	1,252,783	1,274,349
Stockholders' equity	405,457	382,602
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,658,240	$1,656,952

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941 (Ext. 223)
Chief Financial Officer